Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of GW Pharmaceuticals plc and the effectiveness of GW Pharmaceuticals plc's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) dated December 2, 2014, appearing in the Annual Report on Form 20-F of GW Pharmaceuticals plc for the year ended September 30, 2014.

/s/ Deloitte LLP

Reading, United Kingdom

May 22, 2015

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